Exhibit 10.2

AMENDED AND RESTATED LICENSE OF INTELLECTUAL PROPERTY

This AMENDED AND RESTATED LICENSE OF INTELLECTUAL PROPERTY (the “License Agreement”) is effective as of December 31, 2008 (the “Effective Date”) and is entered into by and among Franklin Covey Co. (“FranklinCovey”), a Utah corporation; Covey/Link, LLC (“CL”), a Utah limited liability company; Greg Link, (“Link”), an individual residing in Utah; and Stephen M. R. Covey (“Covey”), an individual residing in Utah.  Each of FranklinCovey, CL, Link and Covey are referred to herein as a “party” and collectively as the “parties.”

RECITALS:

WHEREAS, Covey is the author of the book The Speed of Trust, (as defined herein, the “Book”) published by Simon & Schuster, Inc., and has conveyed to CL all right, title and interest therein which he did not grant to Simon & Schuster, Inc., which retained rights include without limitation all Audio Rights (as defined herein) and the right to create Workbooks (as defined herein);

WHEREAS, Covey and Link have (a) developed certain training courses based on the Book (as defined herein, the “Courses”), (b) registered trademarks (as defined herein and including certain unregistered trademarks, the “CL Trademarks”), (c) created collateral materials (as defined herein, “CL Copyrights”) and (d) conveyed to CL all right, title and interest in the Courses, CL Trademarks and CL Copyrights;

WHEREAS, concurrently herewith, CL, its affiliate CoveyLink Worldwide LLC (“CL Worldwide”), FranklinCovey and Franklin Covey Client Sales, Inc. (“FC Client Sales”) a wholly-owned subsidiary of FranklinCovey, have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which FC Client Sales has purchased certain assets of CL Worldwide related to the Book, the Courses and other intellectual property of CL;

WHEREAS, also concurrently herewith, each of Covey and Link has entered into a consulting agreement with FranklinCovey and FC Client Sales (the “Practice Leader Consulting Agreements”), and each of Covey and Link has entered into a speaker services agreement with FC Client Sales (the “Speaking Agreements”); and

WHEREAS, CL and FranklinCovey previously entered into the Original Agreement (as defined below) pursuant to which CL granted certain non-exclusive licenses relating to the Book and the Courses and a desire to amend and restate the Original License to grant exclusive licenses to the Licensed Materials, subject to all the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, terms and conditions herein, the parties agree as follows:

1. Defined Terms.

1.1. Use of Defined Terms.  Capitalized terms used in this License Agreement and not otherwise defined when used shall have the meanings set forth on Exhibit A.

2. Interpretation.

2.1. Relationship of Agreements.

(a) This License Agreement amends and restates that certain License of Intellectual Property effective January 1, 2006 (the “Original Agreement”) by and between FranklinCovey and CL.  As of the Effective Date, the Original Agreement shall be amended and restated in its entirety to include, without limitation, Covey and Link as parties and shall continue in full force and effect without interruption.

(b) In all cases where possible, this License Agreement shall be interpreted consistently with the Contemporaneous Agreements.  If any term of any Contemporaneous Agreement conflicts with this License Agreement, this License Agreement shall control unless otherwise stated in the Contemporaneous Agreement.

3. License Grant.

3.1. The Licensed Materials.  Subject to the terms and conditions of this License Agreement, each of CL, Covey and Link hereby grant to the FranklinCovey Entities an exclusive, perpetual, worldwide, transferable, sublicensable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the Licensed Materials in any format or medium and through any market or distribution channel.  As used in this Section 3.1, “exclusive” means that CL, Covey and Link may not, after the Effective Date, grant to any third party the right to, and shall not themselves, use, reproduce, display, distribute, sell, or prepare derivative works of the Licensed Materials except as expressly permitted by this License Agreement.  The license granted pursuant to this Section 3.1 shall be subject to that certain Publishing Agreement by and between Covey and Simon & Schuster, Inc. (the “Publishing Agreement”) and to any permitted publishing agreement entered into by Covey, Link or CL for any Sequel under Section 3.2(a).

3.2. Reservations.

(a) The Book; Sequels.  Covey, Link and CL each reserves the exclusive right, in their sole discretion, to write, publish and distribute, directly or through third-party publishers, a Sequel or Sequels to the Book.  Any publishing agreement for a Sequel (i) shall be on terms comparable to the Publishing Agreement, (ii) shall exclude rights to Workbooks and Audio Rights, except for a right of the Publisher to prepare and distribute a single audio version of such Sequel, (iii) shall permit the FranklinCovey Entities all of the same rights to distribute such Sequel as have been granted under this License Agreement to distribute the Book.  Covey, Link and CL may negotiate any commercially reasonable royalty rate with the third-party publisher and shall have all rights to retain such royalties.  At least ten (10) days prior to entering into a publishing agreement for a Sequel, Covey, Link or CL, as appropriate, shall send to FranklinCovey a copy of the publishing agreement in its final form, provided that the parties to the publishing agreement may any needed non-substantive change.  During such period, FranklinCovey may provide comments to Covey, Link or CL, as appropriate, if FranklinCovey determines in good faith that any term may conflicts with this License

Agreement and Covey, Link or CL, as appropriate, shall consider such comments in good faith.

(b) The Courses.  Covey, Link and CL each reserves a non-exclusive right to make derivative works of the Courses from time to time, provided that any such modification by any of them to the Courses shall be automatically deemed a part of the Courses and Licensed Materials and subject to the license granted in Section 3.1.

(c) Allowed Actions Following Term of Practice Leader Consulting Agreements.  Following the term of either of the Practice Leader Consulting Agreements, Covey, Link and CL may speak, consult, coach and advise with respect to the Book and the Speed of Trust concepts, provided that each of them does so with the intent of (I) driving training to FranklinCovey (and not to replace training nor to become a defacto substitute for training), (II) enhancing brand awareness of the Speed of Trust concepts, or (III) increasing sales of the Book.

(d) The CL Trademarks and CL Copyrights.  CL, Covey and Link each reserves a non-exclusive right to use the CL Trademarks and CL Copyrights in connection with any Sequel and as necessary for biographical or historical reference and for speaking and practice activities necessary to carry out their activities provided for or allowed in the Speaking Agreements and Practice Leader Consulting Agreements.

(e) Scope of Reservation.  As used in Sections 3.2(b) and 3.2(d), “non-exclusive” means the reservation of rights permits each of Covey, Link and CL to use the Courses, CL Trademarks and CL Copyrights as described therein and does not restrict or limit the rights granted to the FranklinCovey Entities by Covey, Link and CL in Section 3.1 to use the Courses, CL Trademarks and CL Copyrights as permitted in this License Agreement.

3.3. Restrictions on Use.  The FranklinCovey Entities shall use the Licensed Materials only in connection with the Practice and the business of FranklinCovey.

3.4. International Markets.  Within six months following the Effective Date and on terms reasonably acceptable to CL, FranklinCovey will use commercially reasonable efforts to amend those certain license and distribution agreements (collectively, the “International Licenses”) with the International Licensees to permit Covey and Link to conduct the Practice as permitted in the Contemporaneous Agreement in the geographical territories that are the subject of such International Licenses.  The parties agree that an amended International License will be deemed reasonable if Covey, Link and CL, as appropriate, receive non-exclusive rights to conduct or promote Courses in such territory in exchange for reasonable compensation payable to the International Licensee.  If FranklinCovey is unable to amend any International License as provided in this Section 3.4, FranklinCovey shall forfeit the rights granted in Section 3.1 as those rights apply to the territory of such International Licensee.  Notwithstanding the foregoing, FranklinCovey shall have not be deemed to have breached this Section 3.4 if any website owned or operated by the FranklinCovey Entities is visible in a terminated territory or if a customer in a terminated territory makes incidental purchases Books or Sequels through any such websites.

3.5. Rights of Publicity.  Covey and Link each hereby grants to the FranklinCovey Entities a non-exclusive, worldwide, fully paid-up right to use images of each of their persons and to use their names in connection with the Practice.  At any time after Covey or Link, as applicable, ceases to be a Practice Leader, such person may object in writing to the use of his own name or image if Covey or Link, as applicable, reasonably determines that the use undermines the commercial value of the Practice, the Book, Sequels or a New Work.  The affected parties shall cooperate in good faith to resolve any such disputes.  If this License Agreement terminates for any reason, the license granted in this Section 3.5 shall survive termination with respect to products, materials and designs in existence on the effective date of the termination, but FranklinCovey shall have no right to place the images or use names of Stephen M. R. Covey or Greg Link on any new product, material or design.

3.6. Distribution Rights for FC Products, LLC.  The parties acknowledge that FranklinCovey has entered into that certain Master License Agreement by and between FranklinCovey and Franklin Covey Products, LLC (“FC Products, LLC”), pursuant to which FranklinCovey may, under certain circumstances, be required to make Licensed Materials available to FC Products, LLC for distribution in certain channels.  Each of Covey, Link and CL agrees to permit FC Products, LLC to distribute Licensed Materials according to the Master License Agreement so long as doing so does not reduce any Payment under this License Agreement.

4. Ownership; Derivative Works.

4.1. CL Property.  As between Covey, Link and CL on the one hand and FranklinCovey on the other hand, Covey, Link and CL shall retain ownership of all CL Intellectual Property.  “CL Intellectual Property” means the Intellectual Property Rights to the Licensed Materials, all CL Derivative Works and all New Works.

4.2. FranklinCovey Property.  As between Covey, Link and CL on the one hand and FranklinCovey on the other hand, FranklinCovey shall retain ownership of all FranklinCovey Intellectual Property.  “FranklinCovey Intellectual Property” means all Intellectual Property Rights of FranklinCovey prior to the Effective Date, all FC Derivative Works, and all Intellectual Property Rights of FranklinCovey created or licensed after the Effective Date other than Intellectual Property Rights that include the Licensed Materials and are owned by Covey, Link or CL under this License Agreement.

4.3. Creation of Derivative Works.

(a) By FranklinCovey.  FranklinCovey may, at its option and at its own expense, create derivative works, directly or through third parties, based on the Licensed Materials, including without limitation derivative works that include both the Licensed Materials and FranklinCovey Intellectual Property.  Subject to Section 4.3(d), such derivative works shall be deemed FC Derivative Works.

(b) By CL, Covey and Link.  Each of Covey, Link and CL may, at their option and their own expense, create derivative works (a) based solely on the Licensed Materials or

(b) based in part on the Licensed Materials and in part on FranklinCovey Intellectual Property, subject to the provisions of Section 4.3(c).

(c) Procedures.  If any of Covey, Link or CL desires to create a new derivative work based solely on the Licensed Materials, Covey, Link or CL, as appropriate, may do so without FranklinCovey’s approval, provided that CL maintains reasonable records that describe the project and other pertinent information and makes such records available as reasonably requested by FranklinCovey.  If any of Covey, Link or CL proposes to develop a new derivative work based in part of the Licensed Materials and in part of FranklinCovey Intellectual Property (a “Proposed FC Derivative Work”), Covey, Link or CL, as appropriate, shall deliver to FranklinCovey a written request to FranklinCovey describing in reasonable detail the proposed work, including the FranklinCovey Intellectual Property that would be used (a “Proposal”).

(i) If the work described in the Proposal includes any FranklinCovey Intellectual Property, FranklinCovey may, in its sole discretion, approve or reject the Proposal within twenty one (21) days of its receipt of the Proposal.

(ii) If FranklinCovey accepts such a Proposal, Covey, Link or CL, as appropriate, shall have the right to create the proposed derivative work and such derivative work will be deemed part of the Licensed Materials.  If FranklinCovey rejects such a Proposal, Covey, Link or CL, as appropriate, shall promptly cease work on the Proposed FC Derivative Work and shall have no right to use the FranklinCovey Intellectual Property for such Proposal.  If FranklinCovey fails to respond such a Proposal within the twenty one (21) day period, FranklinCovey will be deemed to have rejected the Proposal.

(d) Ownership of Derivative Works.  Any derivative work of the Licensed Materials that is based solely upon the Licensed Materials shall be deemed a CL Derivative Work and, for purposes of clarity, shall be deemed part of the Licensed Materials for all purposes.  Any revision or customization of the Courses Listed in Exhibit B, whether by FranklinCovey, Covey, Link or CL, shall be deemed part of the Licensed Materials for all purposes.  Any permitted derivative work created by Covey, Link or CL that is based in part on the Licensed Materials and in part on FranklinCovey Intellectual Property shall be deemed an FC Derivative Work, and Covey, Link and CL hereby convey to FranklinCovey, its successors and assigns all right, title and interest it may have in such FC Derivative Work; provided, however, that FranklinCovey’s rights to the underlying Licensed Materials incorporated into such FC Derivative Works are subject to the license of Licensed Materials granted to FranklinCovey in this License Agreement.  Notwithstanding anything else in this License Agreement, FC Derivative Works shall be subject to the license provided in Section 4.3(e) and the royalty provisions set forth in Section 8.2(b).

(e) Grant-back License.  FranklinCovey hereby grants to Covey, Link and CL, during the term of this License Agreement, a worldwide, royalty-free, nontransferable, non-sublicenseable right to use FC Derivative Works in connection with the Practice and, subject to the provisions of Section 4.3(c), to create derivative works based on FC Derivative Works.

4.4. Perfecting Ownership.

(a) CL Intellectual Property.  Upon CL’s reasonable request and at CL’s expense, FranklinCovey shall assist CL in any action that may be necessary to record, register or otherwise perfect CL’s rights in and to the CL Intellectual Property, including without limitation CL Derivative Works.

(b) FranklinCovey Intellectual Property.  Upon FranklinCovey’s reasonable request and at FranklinCovey’s expense, each of Covey, Link and CL shall assist FranklinCovey in any action that may be necessary to record, register or otherwise perfect FranklinCovey’s rights in and to FranklinCovey Intellectual Property, including without limitation FC Derivative Works.

5. Quality Control; Trademark Notices.

5.1. Quality Standards.  The parties agree that the Licensed Materials are distinctive and the goods and services associated therewith have distinctive goodwill and a reputation for high quality and standards.  The parties agree to maintain the high quality standards of the Licensed Materials and the goods and services that incorporate or reference the Licensed Materials.

5.2. Right to Inspect.  CL shall have the right to request samples of written documents used in and distributed at the Courses.  If CL reasonably determines that FranklinCovey’s use of the Licensed Materials undermines the commercial value of the Licensed Materials or the Practice, the parties shall cooperate in good faith to resolve the dispute.

5.3. Marking and Notice.  Subject to and in accordance with CL’s reasonable written approval, FranklinCovey shall, on all significant Course materials distributed to participants of the Course and all Workbooks, give written attribution to CL for ownership of such Licensed Materials and provide copyright notices that attribute ownership to CL and state that the Licensed Materials are used by FranklinCovey pursuant to a license from CL.

5.4. Trademark Use.  If, after the Effective Date, CL, Covey or Link registers or in any way designates its ownership of a new trademark in connection with the Licensed Materials or a Sequel (a “New Trademark”), such New Trademark will be deemed a CL Trademark subject to all the rights, terms and conditions of this License Agreement .  All trademark rights, other than trademark rights already obtained by FranklinCovey or CL prior to the execution of this License Agreement, in and to any class of goods or services developed by reason of FranklinCovey’s use of the Licensed Materials, within the terms of and subject to the conditions of this License Agreement, shall be owned by and inure to the benefit of either CL or FranklinCovey as follows:  FranklinCovey shall give CL written notice of its desire to pursue Federal registration of any New Trademark (the “Notice of Intent”) and CL shall, within ten (10) business days after receiving such Notice of Intent, notify FranklinCovey in writing (the “Response to Notice”) that it will register the New Trademark in its own name, at CL’s expense, or that FranklinCovey is entitled to register the New Trademark in FranklinCovey’s name, at FranklinCovey’s expense.  CL’s failure to give FranklinCovey a Response to Notice within ten (10) business days of the date of a Notice of Intent, shall constitute CL’s permission to FranklinCovey to register the subject New Trademark in FranklinCovey’s name, at FranklinCovey’s expense.  If FranklinCovey obtains Federal registration of a New Trademark pursuant to this Section 5.4, FranklinCovey shall grant to CL a limited, worldwide, non-exclusive and royalty-free license to use the New Trademark in connection with the Licensed Materials or any Sequel or CL Derivative Work, except as such right is restricted herein.  Each party agrees to execute such documentation as shall reasonably be required to effectuate the intent of this Section 5.4.

5.5. No Inconsistent Contractors or Relationships.  FranklinCovey shall not employ or contract with any person or entity, including a government employee or representative, to assist or become involved in developing a derivative work based upon the Licensed Materials if that person or entity has a contractual or legal relationship, the effect of which encumbers any proprietary rights to the Licensed Materials or which purports to transfer any proprietary rights in the Licensed Materials to another entity.  FranklinCovey shall not enter into agreements to receive funding or grants which purport to transfer to a third party any proprietary rights or which would result in any other entity besides CL owning such proprietary rights.

5.6. Action by Covey and Link.  Notwithstanding anything to the contrary in this License Agreement, so long as either Covey or Link remains a Practice Leader of the Practice, FranklinCovey shall be deemed to have complied in all respects with the requirements of this Section 5 and CL, Covey and Link shall be deemed to have agreed to the actions of FranklinCovey under this Section 5.

6. Distribution Rights.

6.1. Distribution Rights.  Except as limited by the Publishing Agreement and permitted publishing agreements for Sequels subject to the terms of Section 3.2(a), FranklinCovey shall have an exclusive, worldwide and transferable right to distribute the Licensed Materials directly or through third parties.  If Covey, Link or CL enters into any publishing agreement for the distribution of a Sequel as provided in Section 3.2(a), such agreement shall be limited by the rights of the FranklinCovey Entities to distribute the Sequel on terms substantially the same as the FranklinCovey Entities may distribute the Book.

7. Website Agreement.

7.1. Website Agreement.  The parties shall cooperate to establish protocols and links to connect the CL Website to websites operated by FranklinCovey and to set general website policies (“Website Protocols”).  The initial Website Protocols are set forth on Exhibit G, which may be amended from time to time by mutual agreement of the parties.

7.2. CL Website Sales.  During the term of this License Agreement, and for one year after termination of this License Agreement, Covey, Link and CL shall not, directly or indirectly, sell products or services relating to the Licensed Materials through the CL Website or any other website operated by any of them and shall direct all such inquiries to FranklinCovey, except as provided below in this Section 7.2.  Nothing in this Section 7.2 shall prevent Covey, Link or CL from (a) selling any New Book or offering services connected to any New Course not subject to an agreement with FranklinCovey so long as Covey, Link and CL, as applicable, have complied with all of the terms and conditions of Sections 11, 12 and 13 of this License Agreement, or (b) following the term of either of the Practice Leader Consulting Agreements, selling the Book or Sequels or offering speaking, consulting, coaching or advisory services with respect to the

Book and the Speed of Trust concepts, provided that such services are provided with the intent of (I) driving training to FranklinCovey (and not to replace training nor to become a defacto substitute for training), (II) enhancing brand awareness of the Speed of Trust concepts, or (III) increasing sales of the Book.

8. Fees and Royalties.

8.1. Royalty Formula.  Each month, FranklinCovey shall pay to CL a royalty payment (the “Royalty”) which shall be equal to the sum of 7.5% of FranklinCovey Gross Revenue accrued during a given monthly period as provided in Section 9; plus 5% of Licensee Gross Revenue accrued during a given monthly period as provided in Section 9; plus an equitable royalty percentage as mutually agreed by FranklinCovey and CL, acting in good faith, of Derivatives Gross Revenue.

8.2. “FranklinCovey Gross Revenue” means all revenues accrued according to its regular accounting principles and practices by the FranklinCovey Entities during the applicable month that derive from the Licensed Materials other than FC Derivative Works.  However, “FranklinCovey Gross Revenues” does not include (i) accruals of payments by FranklinCovey from International Licensees, or (ii) revenues accrued by FranklinCovey relating to speeches given by Covey or Link pursuant to their Speaking Agreements. For purposes of clarity, all revenue from the 2006 Courses listed in Exhibit B as constituted on the Effective Date shall be included as part of the FranklinCovey Gross Revenue in computing the Royalty under Section 8.1 above.

(a) “Licensee Gross Revenue” means all revenues accrued according to its regular accounting principles and practices by FranklinCovey by any International Licensee during the applicable month that derive from the Licensed Materials.

(b) “Derivatives Gross Revenue” means all revenues accrued by the FranklinCovey Entities during the applicable month that derive from FC Derivative Works.  However, “Derivatives Gross Revenues” does not include (i) revenues accrued by FranklinCovey from International Licensees, or (ii) revenues accrued by FranklinCovey relating to speeches given by Covey or Link pursuant to their Speaking Agreements.

9. Royalty Reporting and Payment.

9.1. Reporting.  No later than thirty (30) days after the close of every FranklinCovey month during the Term, FranklinCovey shall submit a report to CL (in a format acceptable to CL, in its reasonable discretion) identifying (a) FranklinCovey Gross Revenue accrued during the period, (b) Licensee Gross Revenue accrued during the period, (c) Derivatives Gross Revenue accrued during the period and the applicable royalty rate agreed upon by CL and FranklinCovey, acting in good faith, and (d) the Royalty owed to CL during the period.  The Royalty payment for each month (“Payments”) shall accompany each such report.  All Payments will be made in immediately available U.S. dollars.

9.2. Payment.  FranklinCovey will make all Payments free and clear of any tax, deduction, tax offset or withholding of any kind.  All taxes and penalties (other than those associated with the income of CL, Covey or Link) levied on any Payments will be fully borne by

FranklinCovey.  If FranklinCovey or any other person is required by law to make any deduction or withholding on account of any tax, assessment, duty or levy charged against any Payments, FranklinCovey will pay any such tax, assessment, duty or levy before the date on which a penalty for nonpayment or late payment attaches.  Payment of such tax, levy, duty or assessment is to be made (if the liability to pay is imposed on FranklinCovey) for FranklinCovey’s own account or (if the liability to pay is imposed on CL) on behalf of and in the name of CL.  Payments by FranklinCovey in respect of which the relevant deduction, withholding or payment (including any penalties) is required will be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment of such tax, levy, duty or assessment, CL receives on the due date and retains (free from any liability in respect of the deduction, withholding or payment) a net sum equal to what CL would have accrued and retained had no such deduction, withholding or payment been required or made.  FranklinCovey will promptly furnish to CL receipts showing the payment of any deduction, withholding or payment made, on its account or CL’s account.  FranklinCovey agrees to defend, indemnify and hold harmless CL from all claims, suits, liabilities and expenses (including without limitation legal fees) suffered or incurred by CL as a result of FranklinCovey’s failure, for whatever reason, duly to pay any such taxes (other than those associated with the income of CL, Covey or Link).

9.3. Interest.  Interest shall accrue on all undisputed Payments not paid by FranklinCovey when due under this License from the due date until the date of payment, at the lesser of the rate of one and one-half percent (1.5%) per month or the maximum legal rate allowed under applicable law.  Interest shall accrue on all undisputed Payments not paid by CL when due under this License from the due date until the date of payment, at the lesser of the rate of one and one-half percent (1.5%) per month or the maximum legal rate allowed under applicable law.

9.4. Audit.  Except during the period that Covey or Link remains a Practice Leader of the Practice, and no more than once in any calendar year thereafter, CL shall have the right, upon reasonable notice to FranklinCovey and at its own expense, to audit FranklinCovey’s books and records reasonably necessary to determine the accuracy of the Royalties made hereunder, provided that if CL engages an outside firm to conduct the audit such firm shall first execute a confidentiality agreement reasonably satisfactory to FranklinCovey.  In the event the audit reveals an aggregate underpayment in excess of five percent (5%) for the year, FranklinCovey shall pay the costs incurred by CL in performing the audit.

9.5. Equitable Agreement on Royalties for Derivative Gross Revenue.

(a) FranklinCovey and CL, through their respective authorized agents acting in good faith will reasonably consider the facts and circumstances of each instance where Derivative Gross Revenue is accrued and agree on the component of Derivative Gross Revenue fairly attributable to the Licensed Materials and the reasonable royalty rate attributable to such Licensed Materials component of Derivative Gross Revenue.  If FranklinCovey’s and CL’s authorized agents are unable to agree on the foregoing by the date the report required in Section 9.1 is due, the CEO of CL and the CEO of FranklinCovey will meet to attempt to reach agreement on any disputed matters.  If they are unable to agree on such matters within 30 days, either party may submit the matter to arbitration.

(b) Arbitration.

(i) In the event that a party demands arbitration pursuant to Section 9.5(a) or Section 17.2(b), such dispute shall be finally settled by binding arbitration in Salt Lake City, Utah under the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) by one arbitrator appointed in accordance with such Rules.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(ii) The arbitrator shall apply the laws of the State of Utah to the merits of the particular dispute, without reference to rules of conflict of law.  The arbitration proceedings shall be governed by the Rules, without reference to any state arbitration law.

(iii) Either of the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgment of the powers of the arbitrator.  The arbitrator may, in its discretion, award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including, without limitation, administrative fees, arbitrator’s fees, attorneys’ fees, experts’ fees, witnesses’ fees, travel expenses, and out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees); otherwise, the costs of the arbitration, including administrative and arbitrator’s fees, shall be borne by the parties to the particular arbitration in proportion their relative success, as determined by the arbitrator, in connection with the resolution of the disputed claims, and each party shall bear the cost of its own attorneys’ fees and expert witness fees.  The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party.

(iv) The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

(v) The requirements of this Section 9.5(b) will apply only to disputes raised pursuant to this Section 9.5 and Section 17.2(b).

10. Performance by FranklinCovey.

10.1. FranklinCovey Due Diligence.  FranklinCovey shall use Best Efforts to exploit for profit the Licensed Materials for the purpose of maximizing Royalty payments to CL.  FranklinCovey shall, according to good business judgment and based on market conditions and in keeping with FranklinCovey’s practices, advertise its services associated with the Courses and Content in the United States and in all direct offices in appropriate advertising media and in a manner ensuring proper and adequate publicity for such services.  FranklinCovey shall perform its duties and obligations set forth in this License Agreement in a manner consistent with the highest industry standards and shall do nothing that would materially and adversely affect the reputation of CL.  During and following the period that either Covey or Link remains a Practice Leader of the Practice, FranklinCovey shall be deemed to have complied in all respects with this Section 10 if FranklinCovey acts and performs in a manner substantially similar to its actions and performance during the period that either Covey or Link remained a Practice Leader of the Practice  For purposes of this License Agreement, “Best Efforts” shall mean the efforts that a prudent person acting diligently and desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable, provided, however, that a Person required to use Best Efforts under this License Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such person under this License Agreement or to dispose of or make any material change to its business.

10.2. Course Materials.  In connection with each Course offered by FranklinCovey, other than the Course entitled “Inspiring Trust,” FranklinCovey will provide to each Course participant a participant kit consisting of, at a minimum, a Workbook and a copy of the Book, provided that this Section 10.2 shall not apply if the Course is offered through the Internet or other medium where delivery of the Workbook and Book is not commercially practical.

11. New Books; New Courses.

11.1. New Books.  During the Extended Restricted Period and thereafter, each of Covey, Link and CL, or any of them together, shall have the right to create a New Book.  Covey, Link and CL, as applicable, may negotiate any commercially reasonable agreement with a third-party publisher for the New Book and shall have all rights to retain all royalties thereunder.  If the agreement with the third-party publisher is entered into during the Extended Restricted Period, the third party publisher shall not be a Competitor or an affiliate of a Competitor.  At least ten (10) days prior to entering into a publishing agreement for a New Book, Covey, Link or CL, as appropriate, shall send to FranklinCovey a notice indicating that a New Book may be published, listing the working title to the New Book, and providing an abstract of the contents of the New Book.  During such period, FranklinCovey may provide comments to Covey, Link or CL, as appropriate, if FranklinCovey reasonably believes that the proposed book may be a Sequel subject to the terms of this License Agreement.

11.2. New Courses.  During the Extended Restricted Period and thereafter, each of Covey, Link and CL, or any of them together, shall have the right to create a New Course, subject to the terms and conditions of Section 12.

12. Right of First Negotiation for New Work.

12.1. Right of First Negotiation.  During the Extended Restricted Period and thereafter if CL, Covey or Link, as applicable, desires to design, develop, manufacture, market, promote, advertise, distribute, lease or sell or otherwise commercialize such New Work (except for distribution of a New Book pursuant to a publishing agreement with a third-party publisher), CL, Covey or Link, as applicable, shall provide notice to FranklinCovey of such desire (a “New License Notice”).  Upon receipt of the New License Notice, FranklinCovey and CL, Covey or Link, as applicable, shall enter into exclusive negotiations relating to a license for the New Work (a “New License”).  The parties to such negotiation shall engage in exclusive, good-faith discussions regarding a possible New License for a period of at least sixty (60) days (the “Initial Negotiation Period”), which Initial Negotiation Period may be extended as provided in

Section 13 (the Initial Negotiation Period, together with any extension to the Initial Negotiation Period, is referred to herein as the “Negotiation Period”).

12.2. Third-Party Agreement.  If the parties to such negotiation fail to reach an agreement in principle for a New License within the Negotiation Period, CL, Covey or Link, as applicable, may thereafter negotiate and enter into a final, binding agreement with respect to the New Work with a third-party (a “Third-Party Agreement”), provided, however, that CL, Covey or Link, as applicable, shall not (a) during the Extended Restricted Period, enter into a Third-Party Agreement with a Competitor or an affiliate of a Competitor or (b) enter into a Third-Party Agreement on terms equal to or less favorable to CL, Covey or Link, as applicable, than the final written offer, if any, made by FranklinCovey.

13. Option to Extend Negotiation Period.

13.1. Option Grant.  If FranklinCovey, CL, Covey or Link, as applicable, are unable to enter into an agreement in principle for a New License for a New Work during the Initial Negotiation Period, FranklinCovey shall have the option (the “Option”) in its sole discretion to extend the Negotiation Period with respect to the applicable New Work by following the procedures set forth in Sections 13.2 and 13.3.  CL, Covey or Link, as applicable, shall not, during such extended Negotiation Period, discuss, negotiate with or enter into a binding agreement with respect to the New Work with any third party.

13.2. Option Exercise; Termination of Option.  FranklinCovey may exercise the Option during the Initial Negotiation Period by delivering to CL, Covey or Link, as applicable, a written notice of exercise, effective upon delivery.  Once exercised, FranklinCovey may terminate any Option immediately by delivering to CL, Covey or Link, as applicable, a written notice of termination.  Neither the exercise of an Option with regard to a particular New Work nor the termination of any Option shall be deemed a waiver of FranklinCovey’s right to Option the contents of any additional or other New Work.

13.3. Option Payments.  As consideration for the Option, FranklinCovey shall make a payment (the “Option Payment”) to CL (on behalf of CL, Covey or Link, as applicable) equal to: (i) $5,000.00 per month, paid in advance, for each month during the first year following the Initial Negotiation Period that FranklinCovey elects to extend the Negotiation Period; (ii) $10,000.00 per month, paid in advance, for each month during the second year following the Initial Negotiation Period that FranklinCovey elects to extend the Negotiation Period; and (iii) $15,000.00 per month, paid in advance, for each month during the third year and each subsequent year that FranklinCovey elects to extend the Negotiation Period.  Notwithstanding the foregoing, FranklinCovey’s obligation to the make the Option Payment shall cease when (y) FranklinCovey terminates the Option pursuant to Section 13.2, or (z) FranklinCovey and CL, Covey and Link, as applicable, enter into a New License with respect to the New Work with terms mutually agreeable to FranklinCovey and CL, Covey or Link, as applicable.

14. Representations and Warranties.

14.1. CL Representations and Warranties and Covenants.  CL represents and warrants that (a) it has (or with respect to Sequels will have) good and valid title to all of the Licensed

Materials and Sequels, if any, licensed herein, free and clear of all liens, encumbrances and restrictions; (b) the Licensed Materials constitute all of the intellectual property of CL, Covey and Link relating to the Book and the Courses, except the Speed of Trust simulation board game co-owned with Tango Learning; (c) the Licensed Materials and Sequels, if any, licensed under this License Agreement do not and, to the knowledge of CL, will not infringe upon or violate any copyright, trademark, right of privacy, right of publicity, trade secret or any other intellectual property right of any third party; (d) no agreement it has or will have with any other party will conflict with the terms of this License Agreement or prevent CL’s performance of any of its obligations hereunder, (e) its performance hereunder will not violate any other agreement, whether oral or written, to which it is a party, and (f) it has complied and will comply with all applicable laws and regulations relating to the Licensed Materials and Sequels, if any, and its performance hereunder.  CL makes no warranties of merchantability or fitness for a particular purpose of the Course or any other warranty other than that explicitly stated herein.

14.2. Covey and Link Representations, Warranties.  Each of Covey and Link, severally and not jointly, represent and warrant that (a) he has transferred to CL all his rights to the Licensed Materials and will transfer to CL all rights to any Sequel and, if applicable, any New Work, (b) to his knowledge, the Licensed Materials do not violate any copyright, trademark, right of privacy, right of publicity, trade secret or any other intellectual property right of any third party and (c) he will take all such actions as may be necessary to perfect ownership of any Licensed Materials, Sequel in CL if requested by FranklinCovey.

14.3. FranklinCovey Representations, Warranties and Covenants.  FranklinCovey agrees, represents and warrants that (a) it will use the Licensed Materials and Sequels, if any, licensed herein in a manner conforming to the terms and conditions of this License Agreement, and (b) the FranklinCovey Intellectual Property appropriate for the creation of FC Derivative Works does not, as of the Effective Date of this License Agreement, violate any copyright, trademark, right of privacy, right of publicity, trade secret or any other intellectual property right of any third party.

14.4. FranklinCovey Covenant.  FranklinCovey will not, during the term of this License Agreement, authorize any FranklinCovey employee or contractor to design or create a work that is primarily intended to allow FranklinCovey to avoid paying royalties to CL under this License Agreement.  Notwithstanding the foregoing, FranklinCovey may, without violating this Section 14.4:  (a) refresh, redesign or relaunch the “Speed of Trust” Practice product and service offerings through its Speed of Trust Practice Leaders and employees from time to time; (b) acquire other companies, businesses, assets, product lines, service offerings, licensed content or works that contain “trust” or “trust-related” concepts, content, works, products, services or offerings; (c) offer products and services and create practice groups that contain “trust” and “trust-related” concepts and ideas in their respective materials and offerings; or (d) take actions substantially similar in nature to those actions permitted under clauses (a) – (c) of this Section 14.4.

15. Confidentiality.

15.1. Definition.  For purposes of this License Agreement, “Confidential Information” of a party (the “Disclosing Party”) means any non-public, commercially sensitive information in its broadest context, including without limitation all programs, courses, manuals, electronic works, data, samples, computer records, specifications, processes, strategies, plans, know-how related to the business of such Disclosing Party.  Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the party obtaining such information from the Disclosing Party (the “Receiving Party”)) or in the Receiving Party’s possession prior to disclosure or independently developed by the Receiving Party without use of the Confidential Information.

15.2. Obligation.  The parties acknowledge that the Confidential Information of the other parties derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.  The parties agree that, except for the disclosure and use of Confidential Information contemplated within the scope of this License Agreement, they (i) shall at all times keep the Confidential Information strictly confidential and shall not divulge, furnish, or make accessible the Confidential Information to any third party (except as set forth below), (ii) shall not use the Confidential Information for its benefit or the benefit of any third party, and (iii) shall use the Confidential Information solely and exclusively for the purpose of carrying out the purposes of this License Agreement.

15.3. Legal Proceedings.  In the event the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 15.  If, in the absence of a protective order or the receipt of a waiver from the Disclosing Party, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, the Receiving Party may disclose the Confidential Information to the tribunal; provided, however, that the Receiving Party will use its Best Efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party designates.

15.4. Injunctive Relief.  The parties acknowledge that the Confidential Information constitutes a unique and valuable asset of the Disclosing Party, and that any disclosure or use of the Confidential Information by the Receiving Party, except as expressly permitted herein, would be wrongful and would cause irreparable harm to the Disclosing Party.  Accordingly, in the event of any actual or threatened breach of such provisions, the Disclosing Party shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages or posting a bond.

16. Indemnification; Limitation of Liability.

16.1. Indemnification by CL.  CL, Covey and Link, jointly and severally, will indemnify and hold FranklinCovey harmless from and against any and all actions, suits, proceedings (including by third parties), losses, liabilities, damages, costs, and expenses (including attorneys’ fees) that FranklinCovey may incur or suffer by reason of any breach of any of CL’s, Covey’s or Link’s respective agreements, warranties or representations under this License Agreement or any action by a third party against FranklinCovey by reason of any breach by CL, Covey or Link of any of their respective agreements, warranties or representations under this License Agreement.

16.2. Indemnification by FranklinCovey.  FranklinCovey will indemnify and hold CL, Covey and Link harmless from and against any and all actions, suits, proceedings (including by third parties), losses, liabilities, damages, costs, and expenses (including attorneys’ fees) that CL, Covey or Link may incur or suffer by reason of any breach of any of FranklinCovey’s agreements, warranties or representations under this License Agreement or any action by a third party against CL, Covey or Link based upon an actual or alleged use of the Licensed Materials by FranklinCovey in violation of the terms of this License Agreement or by reason of any breach by FranklinCovey of any of its respective agreements, warranties or representations under this License Agreement.

16.3. No Consequential Damages.  In no event shall either party be liable under any contract negligence, strict liability or other legal or equitable theory to the other for any incidental, consequential, special, punitive, exemplary or other indirect damages, or for lost profits, lost revenues, or loss of business arising out of the subject matter of this License Agreement, regardless of the cause of action, even if the party has been advised of the likelihood of damages.

16.4. Limitations of Liability.

(a) IF ANY PARTY IS HELD OR FOUND TO BE LIABLE TO ANY OTHER PARTY FOR ANY MATTER RELATING TO OR ARISING FROM ANY BREACH OF THIS LICENSE AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, THE AMOUNT RECOVERABLE FROM THE BREACHING PARTY WILL NOT EXCEED $200,000 FOR EACH INCIDENT OR SERIES OF RELATED INCIDENTS GIVING RISE TO SUCH LIABILITY, PROVIDED THAT THIS SECTION 16.4(a) SHALL NOT APPLY TO ANY CLAIM FOR PAYMENT OF ROYALTIES UNDER SECTION 8 OR ANY CLAIM ARISING FROM A BREACH OF A REPRESENTATION OR WARRANTY BY CL, COVEY, OR LINK RELATING TO CL’S TITLE TO, OR ABILITY TO LICENSE TO FRANKLINCOVEY, THE LICENSED MATERIALS.

(b) IF ANY OF CL, COVEY OR LINK IS HELD OR FOUND TO BE LIABLE TO ANY OTHER PARTY FOR ANY MATTER RELATING TO OR ARISING FROM ANY BREACH OF A REPRESENTATION OR WARRANTY BY ANY OF CL, COVEY OR LINK RELATING TO CL’S TITLE TO, OR ABILITY TO LICENSE TO FRANKLINCOVEY, THE LICENSED MATERIALS, THE AMOUNT RECOVERABLE FROM THE BREACHING PARTY WILL NOT EXCEED THE CAP AMOUNT FOR EACH INCIDENT OR SERIES OF RELATED INCIDENTS GIVING RISE TO SUCH LIABILITY.  AS USED IN THIS PARAGRAPH 16.4(b), “THE CAP AMOUNT” SHALL MEAN THE AGGREGATE OF THE AMOUNTS (1) PAID BY THE BUYER TO THE SELLER UNDER SECTION 2.3(a) OF THE PURCHASE AGREEMENT, (2) THE EARNOUT PAID TO THE SELLER UNDER SECTION 2.8 OF THE PURCHASE

AGREEMENT, AND (3) THE DIRECT COSTS AND DAMAGES INCURRED BY FRANKLINCOVEY IN CONNECTION WITH SUCH BREACH OF REPRESENTATION OR WARRANTY BY CL, COVEY OR LINK RELATING TO CL’S TITLE TO, OR ABILITY TO LICENSE THE LICENSED MATERIALS TO FRANKLIN COVEY.

17. Term; Termination.

17.1. Effectiveness; Term.  This License Agreement shall become effective upon the Effective Date and shall continue perpetually in full force and effect unless and until terminated according to the provisions of this Section 17.

17.2. FranklinCovey’s Breach.

(a) CL shall have the right to terminate this License Agreement upon the occurrence of a FranklinCovey Material Breach.

(b) A “FranklinCovey Material Breach” means exclusively a failure by FranklinCovey to pay any royalties due and payable pursuant to this License Agreement (and such failure is not cured within the ninety (90) day period following delivery of written notice by CL (a “Breach Notice”)); provided, however, that the following shall not be a FranklinCovey Material Breach:  FranklinCovey’s failure to (A) pay any portion of a payment that is the subject of a good faith, bona fide dispute, so long as FranklinCovey pays any undisputed portion of such payment, or (B) make a payment that in its entirety is the subject of a good faith, bona fide dispute.  Franklin Covey shall provide a notice (a “Dispute Notice”) to CL if FranklinCovey disputes a payment, or any portion of a payment, within thirty (30) days after receipt of a Breach Notice from CL relating to such payment.  Such Dispute Notice shall contain a description of the reasons why such payment is disputed and a certification by the CEO of FranklinCovey that such dispute is a good faith, bona fide dispute.  FranklinCovey and CL, through their respective authorized agents and acting in good faith, will work to resolve the dispute relating to the payment, or the portion of a payment, to which the Dispute Notice relates.  If FranklinCovey’s and CL’s authorized agents are unable to resolve such dispute within thirty (30) days after CL receives a Dispute Notice, the CEO of CL and the CEO of FranklinCovey will meet to attempt to reach agreement on any disputed matters.  If they are unable to agree on such matters within thirty (30) days, either party may submit the matter to arbitration as provided in Section 9.5(b).

17.3. CL’s Breach.  FranklinCovey shall have the right to terminate this License Agreement in the event of a CL Material Breach that is not cured within ninety (90)  days after FranklinCovey provides written notice to CL of the alleged breach.  A “CL Material Breach” means a breach by CL, Covey or Link of any of their respective representations, warranties, covenants or agreements in this License Agreement, a breach of Section 4 or Section 7 of the Practice Leader Consulting Agreements, or a breach of Section 9 of the Speaker Agreements.

17.4. Insolvency.  If either of CL or FranklinCovey becomes insolvent, files for bankruptcy, ceases to do business or is generally unable to meet its financial obligations, the other party may terminate this License Agreement immediately by providing written notice to the other party.

17.5. Effect of Termination.

(a) The expiration or termination of this License Agreement shall not discharge or relieve either party from any obligation which accrued before expiration or termination and shall not relieve any breaching party from liability for actual damages resulting from such breach.

(b) Within sixty (60) days of the termination of this License Agreement, FranklinCovey shall deliver to CL any unpaid Payment following the applicable procedures of Section 9, less any Termination Setoffs.  If within thirty (30) days after receipt of the final Payment and the accompanying report, CL, Covey and Link do not object in writing to the calculations and amounts, all Royalties under this License Agreement will be deemed satisfied and fully paid.

(c) Within sixty (60) days of the termination of this License Agreement, FranklinCovey shall return to CL all merchantable Course materials, and Workbooks and shall destroy all other Licensed Materials except for Books and Sequels.  FranklinCovey shall have the right to set off against the final Payment its fully allocated costs of acquiring the Workbooks, and merchantable Course Materials (“Termination Setoffs”), provided that FranklinCovey shall describe its calculations in reasonable detail.

(d) Within thirty (30) days after the termination of this License Agreement, FranklinCovey shall deliver to CL a written inventory of its Books and Sequels (“Termination Inventory”).  CL shall have the option, exercisable within ten (10) days after receipt of the written inventory to purchase all or any portion of the items in the inventory for a purchase price equal to FranklinCovey’s fully allocated cost, which shall be set forth on the written inventory.  FranklinCovey shall deliver to CL the items of Termination Inventory to be purchased, within five (5) days after receipt of notice from CL exercising its option to purchase.  If CL purchases any Termination Inventory, no payment shall be made to FranklinCovey and the purchase price for the Termination Inventory shall be included in Termination Setoffs.

(e) During the six (6) month period following the expiration or exercise of CL’s option to purchase Termination Inventory, FranklinCovey shall have the right to distribute and sell any remaining Termination Inventory in a commercially reasonable manner.

         (f) Upon termination of this Agreement, except for FC Derivative Works, each party may continue to use its own intellectual property, including the portion each party contributed to all derivative works created pursuant to this Agreement.

18. Remedies. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this License Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this License Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.  The rights and remedies of the parties to this License Agreement are cumulative and not alternative.

19. Miscellaneous.

19.1. Notices.  All notices under this License Agreement are completed upon mailing, if mailed by registered or certified mail, postage prepaid or by confirmed receipt facsimile transmission, with proof of receipt.  The addresses of the parties, unless subsequently changed by written notice to the other, are as given hereunder.

If to FranklinCovey:	Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, Utah 84119 Attn: Robert A. Whitman Fax: (801) 817-8069
With a copy to (which shall not constitute notice):
Nolan S. Taylor, Esq. Dorsey & Whitney LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah 84101 Fax: (801) 933-7373
If to CL:	Covey/Link, LLC 175 West Canyon Crest Road Alpine, Utah 84004 Attn: Greg Link Fax: (801) 880-7744
If to Stephen M. R. Covey:	175 West Canyon Crest Road Alpine, Utah 84004 Fax: (801) 880-7744
If to Greg Link:	175 West Canyon Crest Road Alpine, Utah 84004 Fax: (801) 880-7744
With a copy to (which shall not constitute notice):
Richard L. Hill Hill, Johnson & Schmutz, L.C. RiverView Plaza, Suite 300 4844 North 300 West Provo, Utah 84604 Fax: (801) 375-3865

19.2. Survival.  The provisions of Sections 3.5, 4.1, 4.2, 7.2, 14, 15, 16, 17, 18, and 19, and all defined terms, shall survive termination of this License Agreement.

19.3. Independent Entities.  The parties are independent contractors and not partners, joint venturers, or otherwise affiliated.  FranklinCovey and CL are independent entities engaged in independent businesses.  Each shall bear all the costs and expenses incurred in the performance of their respective duties under this License Agreement.  Neither FranklinCovey nor CL, nor any agent or employee of either, is an agent or employee of the other, nor shall anything contained herein be deemed to create a partnership or joint venture between the parties.  Neither party has the right to control the other, except as expressly provided in this License Agreement and any Consulting Agreement.  Neither party to this License Agreement has the right or authority to make any promise or representation or to assume or incur any liability or other obligation against or on the behalf of the other.

19.4. Complete Agreement, Amendment.  This License Agreement expressly amends and restates the Original Agreement.  This License Agreement and the Contemporaneous Agreements are the complete and exclusive statement of the agreement by and among CL, Covey, Link and FranklinCovey and together they supersede all proposals or prior or contemporaneous agreements and understandings, whether oral or written, and all other communications relating to the specific subject matters of this License Agreement and the Contemporaneous Agreements.  This License Agreement may only be amended, or any provision herein waived, by written instrument executed by each party.  No waiver of any provision hereof shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  The invalidity or unenforceability of any provision of this License Agreement shall not affect the validity or enforceability of any other provision of this License Agreement.

19.5. Captions.  The captions of the various sections and subsections of this License Agreement are for the convenience of reference only and are not binding provisions of this License Agreement, nor shall they have any limiting effect or interpretive weight hereunder.

19.6. Assignment.  FranklinCovey may assign this License to (a) any entity it controls or which controls or is under common control with FranklinCovey now or in the future, or (b) any entity that acquires all of or substantially all of its capital stock or its assets, whether through purchase, merger, consolidation or otherwise.  Except as allowed by the foregoing sentence, this License is personal and specific to FranklinCovey and shall not be transferred or assigned by FranklinCovey except upon the express prior written consent of CL.  CL shall not transfer or assign this License except upon the express prior written consent of FranklinCovey.  Any such attempt to transfer or assign this License in violation of this Section 19.6 shall be null and void.  This License will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.7. Applicable Law and Forum.  This License Agreement shall be governed by and construed in accordance with the applicable federal laws of the United States and with Utah law, without regard to Utah’s rules regarding conflicts of law.  Each of the parties consents to the jurisdiction of the courts located in the State of Utah with respect to all matters relating to this License Agreement.

19.8. Prevailing Party Recovery.  Except as provided in Section 9.5(b), if a party brings an action in any court of law to enforce any of the terms of this License Agreement, the prevailing party shall be entitled to recover its attorney’s fees, costs and expenses incurred in connection with such action in addition to any other or further relief awarded by the court.

19.9. Signatures, Counterparts.  This License Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed and entered into the Agreement as of the Effective Date.

FRANKLIN COVEY CO.	COVEY/LINK, LLC
/s/ Robert A. Whitman	/s/ Stephen M.R. Covey
Robert A. Whitman President	Stephen M. R. Covey Its Manager

STEPHEN M. R. COVEY	GREG LINK
/s/ Stephen M.R. Covey	/s/ Greg Link
Stephen M.R. Covey	Greg Link

[Signature Page to Amended and Restated License Agreement]

EXHIBIT A

DEFINED TERMS

“2006 Courses” means the Courses based on the Book and listed on Exhibit B.

“2006 Licensed Materials” means the Book and all rights thereto, including its Audio Rights and the right to create Workbooks, the 2006 Courses, the 2006 Workbooks and any derivative work based on the foregoing, including, without limitation, the 2006 Courses as constituted on the Effective Date.

“2006 Workbooks” means any Workbook based on the Book and in existence as of the Effective Date.

“Audio Rights” means all rights to create, use and perform an audio version of a book in any media, including without limitation through a website.

“Best Efforts” has the meaning set forth in Section 10.1.

“CL” has the meaning set forth in the first paragraph of this License Agreement.

“CL Copyrights” means the copyrighted materials relating to the Licensed Materials and listed on Exhibit D.

“CL Derivative Work” means derivative works that are based solely on the Licensed Materials, whether created by CL, Covey, Link or FranklinCovey.

“CL Intellectual Property” has the meaning set forth in Section 4.1.

“CL Material Breach” has the meaning set forth in Section 17.3.

“CL Trademarks” means registered and unregistered trademarks relating to the Licensed Materials and listed on Exhibit C and any New Trademark.

“CL Websites” means the websites registered to CL and located at the domain names www.speedoftrust.com and www.coveylink.com along with all related web pages under the control of CL.

“CL Website Content” means the content, records and data available on the CL Websites.

“CL Worldwide” has the meaning set forth in the Recitals.

“Competitor” means those entities listed on Exhibit E and any successor to such entities.

“Contemporaneous Agreements” means the Purchase Agreement, the Speaking Agreements, and the Practice Leader Consulting Agreements.

“Courses” means all Workbooks, CL Website Content and other assessments, profiles, slides, posters, audios, videos and other materials created by Covey, Link or CL and based on the Book or a Sequel.

“Covey” has the meaning in set forth in the first paragraph.

“Derivatives Gross Revenue” has the meaning set forth in Section 8.1.

“Disclosing Party” has the meaning set forth in Section 15.1.

“Dispute Notice” has the meaning set forth in Section 17.2(b).

“Effective Date” has the meaning set forth in the first paragraph of this License Agreement.

“Extended Restricted Period” has the meaning set forth in the Practice Leader Consulting Agreements.

“FC Client Sales” has the meaning set forth in the Recitals.

“FC Derivative Work” means derivative works based in part on the Licensed Materials and in part on FranklinCovey Intellectual Property, whether created by CL, Covey, Link or FranklinCovey directly or through third parties.

“FC Products, LLC” has the meaning set forth in Section 3.6.

“FranklinCovey” has the meaning set forth in the first paragraph of this License Agreement.

“FranklinCovey Entities” means FranklinCovey and its wholly owned subsidiaries.

“FranklinCovey Gross Revenue” has the meaning set forth in Section 8.1.

“FranklinCovey Intellectual Property” has the meaning set forth in Section 4.2.

“FranklinCovey Material Breach” has the meaning set forth in Section 17.2(b).

“International Licensee” means all independent entities outside the United States, excluding direct offices, which have a current right to offer training services under licenses from FranklinCovey or its affiliates, as set forth on Exhibit F.

“International Licensee Gross Revenues” has the meaning set forth in Section 8.1.

“Initial Negotiation Period” has the meaning set forth in Section 12.1.

“Licensed Materials” means the 2006 Licensed Materials, the CL Trademarks, the CL Copyrights, the CL Website Content, any Sequel and any derivative works based on the Sequel, including for purposes of clarity, Courses and Workbooks, CL Derivative Works and FC Derivative Works.

“Link” has the meaning set forth in the first paragraph.

“Negotiation Period” has the meaning set forth in Section 12.1.

“New Book” means any book written by Covey or Link after the Effective Date that is not a Sequel.

“New Course” means any new course, training program, product, service, seminar, webinar or similar offering that is not a derivative work of the Courses, the Book or any Sequel.

“New License” has the meaning set forth in Section 12.1.

“New License Notice” has the meaning set forth in Section 12.1.

“New Trademark” has the meaning set forth in Section 5.4.

“New Work” means any New Book and/or any New Course.

 “Notice of Intent” has the meaning set forth in Section 5.4.

“Option” has the meaning set forth in Section 13.1.

“Option Payment” has the meaning set forth in Section 13.3.

“Original Agreement” has the meaning set forth in Section 2.1.

“Payments” has the meaning set forth in Section 9.1.

“Practice” has the meaning set forth in the Practice Leader Consulting Agreements.

“Practice Leader Consulting Agreements” has the meaning set forth in the Recitals.

“Proposal” has the meaning set forth in Section 4.3.

“Proposed FC Derivative Work” has the meaning set forth in Section 4.3.

“Publishing Agreement” has the meaning set forth in Section 3.1.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Receiving Party” has the meaning set forth in Section 15.1.

“Response to Notice” has the meaning set forth in Section 5.4.

“Royalty” has the meaning set forth in Section 8.1.

“Rules” has the meaning set forth in Section 9.5(b)(i).

“Sequel” means an e-book or a book in printed form that substantially incorporates the concepts of the Book and that uses a derivation of the words “Speed of Trust” in its title or subtitle.

“Speaking Agreements” has the meaning set forth in the Recitals.

“Termination Inventory” has the meaning set forth in Section 17.5.

“Termination Setoffs” has the meaning set forth in Section 17.5.

“Third Party Agreement” has the meaning set forth in Section 12.2.

“Website Protocols” has the meaning set forth in Section 7.1 and are set forth on Exhibit G, as amended from time to time by mutual agreement of the parties.

“Workbook” means any bound or unbound set of materials that is organized around the Book or a Sequel and is intended as a teaching tool in a Course or other training-oriented setting.

EXHIBIT B

2006 COURSES

Course titles:

“The Speed of Trust”
“Leading at the Speed of Trust”
“Leading at the Speed of Trust – Individual Contributor Kit”
“Working at the Speed of Trust”
“Selling at The Speed of Trust”
“Inspiring Trust”

B-1

EXHIBIT C

CL TRADEMARKS

CL Trademarks are all trademarks covered by US and foreign trademark laws associated with the 2006 Courses, including the following federal trademark applications and registrations and foreign trademark registrations:

US Trademark Registrations:
2,984,853	class 41	Reg. Aug 16, 2005	THE SPEED OF TRUST
3,087,015	class 16	Reg. May 2, 2006	THE SPEED OF TRUST
3,209,914	class 41	Reg. Feb 20, 2007	Ripple logo

US Trademark Applications:
77/447,459	class 9	Filed Apr. 14, 2008	THE SPEED OF TRUST
77/567,575	class 35	Filed Sep. 11, 2008	THE SPEED OF TRUST

Foreign Trademark Registrations:
Japan – 4,986,064	class 16	Reg. Sep 8, 2006	THE SPEED OF TRUST
Europe – 004650181	classes 16, 35, 41	Reg. Sep 20, 2005	THE SPEED OF TRUST

C-1

EXHIBIT D

CL COPYRIGHTS

CL Copyrights are all works covered by the US and foreign copyright laws associated with the 2006 Courses, including course materials, marketing materials and sales materials.

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EXHIBIT E

COMPETITORS

Vital Smarts

The Ken Blanchard Companies

The Center for Creative Leadership

True North

Gallup

Inside-Out

Character Counts

Tom Peters

Achieve Global

DDI

Center for Creative Link

AMA

Colleges, Universities executive training programs

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EXHIBIT F

INTERNATIONAL LICENSEES

LFCA, SA
DOOR Nederland B.V.
Martha Kirkland
Chromart, S.R.L.
Franklin Covey Brazil, Ltda.
FCPL Ltd.
Leadership Technologies Latin America, Inc.
CLC Columbia
Covey Leadership Center
Egyptian Leadership Training Center
CEGOS (France)
Leadership Institut GmbH
DMS Hellas Group S.A.
Leadership Knowledge Consulting Private Limited
P.T. Dunamis Intermaster
Momentum Training Ltd.
CEGOS (Italy)
Korea Leadership Center
Starmanship & Associate
360 Acumen Group F2, LLC
Leadership Resources (Malaysia) Sdn. Bhd.
Leadership Technologies Latin America, Inc.
Fola Adeola
Nordic Approach Finance APS
Leadership Technologies, Inc.
Center for Leadership and Change, Inc.
CEGOS (Portugal)
Advantage Management International Puerto Rico, Inc.
Retiro Holdings Limited
Leadership Skills Development Company d/b/a Qiyaada Consultants
Covey Leadership Center (S) Pte Ltd.
FCSA Organisation Services (Pty) Ltd.
CEGOS (Spain)
PacRim Leadership Center Co., Ltd.
BilgiLink Ltd.
Covey Leadership Centre Limited
Leadership Resources (Malaysia) sdn. Bhd.

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EXHIBIT G

WEBSITE PROTOCOLS

To be agreed upon by the parties.

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